1615 Poydras St. ▪ New Orleans, LA 70112	Financial Contact:	Media Contact:
	David P. Joint	William L. Collier
	(504) 582-4203	(504) 582-1750

McMoRan Exploration Co. Declares Quarterly
Cash Dividend on Convertible Preferred Stock and
Announces Redemption of its 5% Convertible Preferred Stock

NEW ORLEANS, LA, May 29, 2007 - McMoRan Exploration Co. (NYSE: MMR) today declares, for the period from April 1, 2007, through June 30, 2007, a cash dividend of $0.3125 per share payable on June 30, 2007, to holders of record as of June 15, 2007, for its 5% convertible preferred stock (OTCBB: MMREP). There are currently 1,193,925 shares of the 5% Convertible Preferred Stock outstanding.

McMoRan also announced today that it has called for redemption on June 30, 2007 its 5% Convertible Preferred Stock. Under the terms of the redemption, McMoRan would pay $25.625 per share for any shares that are not converted into McMoRan common stock prior to the redemption date.

At the option of the holder, the shares are convertible until 5:00 p.m. (Eastern Standard Time) on June 29, 2007 into shares of McMoRan common stock at a conversion rate equal to 5.1975 shares of common stock per share of the convertible preferred stock equivalent to a conversion price of $4.81 per share of common stock. In lieu of issuing any fractional shares of common stock, McMoRan will pay an equivalent amount in cash. Holders converting after the June 15, 2007, record date will also receive the declared dividend of $0.3125 per share (see above).

Because the market value of McMoRan common stock is significantly greater than the cash redemption value, McMoRan expects holders will elect to convert into common stock. If all convertible preferred shares are converted into common stock, McMoRan would issue approximately 6.2 million shares of common stock. Annual preferred dividend savings would approximate $1.5 million.

Mellon Investor Services LLC, the transfer agent, will mail today a notice of the specific terms of the redemption to all holders of record of the convertible preferred stock, along with a transmittal form. Registered holders will be instructed to deliver the transmittal form along with their certificates representing shares of the convertible preferred stock to Mellon in order to receive either shares of common stock upon conversion along with cash in lieu of any fractional shares, or the redemption amount upon redemption. Any questions may be directed to McMoRan at (504) 582-4000.

The distribution of cash proceeds for shares that are redeemed will be a taxable event; the conversion of shares into shares of McMoRan common stock will not be a taxable event, except for cash received in lieu of fractional shares. Shareholders should consult their tax advisors regarding their individual circumstances.

McMoRan Exploration Co. is an independent public company engaged in the exploration, development and production of oil and natural gas offshore in the Gulf of Mexico and onshore in the Gulf Coast area. McMoRan is also pursuing plans for the development of the MPEHTM which will be used for the receipt and processing of liquefied natural gas and the storage and distribution of natural gas. Additional information about McMoRan and the MPEHTM project is available on its internet website “www.mcmoran.com” and at “www.mpeh.com”.

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